Exhibit 4.2

GUARANTEE AGREEMENT
Between
NextEra Energy Partners, LP
(as Guarantor)
and
The Bank of New York Mellon
(as Guarantee Trustee)
dated as of
September 25, 2017

Guarantee Agreement
(For Unsecured Senior Securities)

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TABLE OF CONTENTS
(continued)

	Page
6.08	Governing Law	25
6.09	Separability	25
6.10	WAIVER OF JURY TRIAL	25
6.11	Counterpart Originals	25

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CROSS-REFERENCE TABLE*

Section of	Section of
Trust Indenture Act	Guarantee
of 1939, as amended	Agreement

310(a)	4.01(a)
310(b)	4.01(c), 2.08
310(c)	Inapplicable
311(a)	2.02(b)
311(b)	2.02(b)
311(c)	Inapplicable
312(a)	2.02(a)
312(b)	2.02(b)
313	2.03
314(a)	2.04
314(b)	Inapplicable
314(c)	2.05
314(d)	Inapplicable
314(e)	1.01, 2.05, 3.02
315(a)	3.01(d)
315(b)	2.07
315(c)	3.01
315(d)	3.01(d)
315(e)	2.01(a)
316(a)	2.06
316(b)	Inapplicable
316(c	2.02
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.01(b)
318(b)	2.01
318(c)	2.01(a)

___________________________________________

*This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

GUARANTEE AGREEMENT
This GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of September 25, 2017, is executed and delivered by NextEra Energy Partners, LP, a Delaware limited partnership (the "Guarantor"), and The Bank of New York Mellon, a New York banking corporation, as trustee (the "Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Guaranteed Securities (as defined herein) of NextEra Energy Operating Partners, LP, a Delaware limited partnership (the "Issuer");
WHEREAS, pursuant to the Indenture (as hereinafter defined), the Issuer may issue Securities (as defined in the Indenture), in one or more series, in an unlimited amount;
WHEREAS, the Guarantor is the parent of the Issuer;
WHEREAS, the Guarantor may from time to time benefit from the issuance of the Guaranteed Securities under the Indenture; and
WHEREAS, it is in the best interests of the Guarantor to execute and deliver this Guarantee Agreement and to perform its obligations hereunder;
NOW, THEREFORE, FOR AND IN CONSIDERATION OF one dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Guarantee Trustee hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01    Definitions. As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture as in effect on the date hereof.
"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management or policies of such Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings.
"Authorized Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, the President, any

Vice President, the Treasurer, the Corporate Secretary, any Assistant Treasurer, the Secretary, any Assistant Secretary or any other duly authorized officer of the Guarantor.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Guarantor to have been duly adopted by the board of directors of the Guarantor and to be in full force and effect on the date of such certification, and delivered to the Trustee.
"Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
"Capitalized Leases" means, with respect to any Person, leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases on the balance sheet of such Person.
"Capital Stock" means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
"Cash Equivalents" means any of the following types of Investments, to the extent owned by the Issuer, NextEra US Holdings or NextEra Canadian Holdings or any of their Subsidiaries free and clear of all Liens (other than Liens securing the Obligations under the Existing Credit Agreement or the Existing Term Loan Agreements):
(1)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(2)    time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (a) is a lender under the Existing Credit Agreement or the Existing Term Loan Agreements or (b) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (3) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;
(3)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by Standard & Poor's, in each case with maturities of not more than 12 months from the date of acquisition thereof; and
(4)    Investments, classified in accordance with generally accepted accounting principles as current assets of the Issuer, NextEra US Holdings or NextEra Canadian Holdings or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody's or Standard & Poor's, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (1), (2) and (3) of this definition.
"Cash Sweep and Credit Support Agreement" means the Amended and Restated Cash Sweep and Credit Support Agreement dated as of August 4, 2017 entered into between the Issuer and NextEra Energy Resources, LLC, as in effect on the date hereof.
"Covenant Cash" means, without duplication, internally generated cash and Cash Equivalents distributed by the Project Companies, NextEra US Holdings and NextEra Canadian Holdings, directly or indirectly, to the Issuer or NextEra US Holdings, as applicable, in respect of the Equity Interests of the Project Companies, NextEra US Holdings and NextEra Canadian Holdings owned, directly or indirectly, by the Issuer (other than dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash investments that were not used by a Project Company, NextEra US Holdings or NextEra Canadian Holdings for capital expenditures or for operational purposes, by the Issuer or any of its Subsidiaries in a Project Company, NextEra US Holdings and NextEra Canadian Holdings), excluding (a) the proceeds of any extraordinary receipts (including cash payments or proceeds received (i) from any Disposition by the Issuer or any of its Subsidiaries, (ii) under any casualty insurance policy in respect of a covered loss thereunder or (iii) as a result of the taking of any assets of the Issuer or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking)

and (b) any cash that is derived from (i) cash grants and similar items to the Project Companies, NextEra US Holdings and NextEra Canadian Holdings, (ii) any incurrence of Funded Debt by the Project Companies, NextEra US Holdings and NextEra Canadian Holdings, (iii) any issuance of Equity Interests by the Project Companies, NextEra US Holdings and NextEra Canadian Holdings, or (iv) any capital contribution to the Project Companies, NextEra US Holdings and NextEra Canadian Holdings.
"Covenant Cash Flow" means, at any date of determination, an amount equal to the Covenant Cash received by the Issuer or NextEra US Holdings, as applicable, during the most recently completed Measurement Period, together with amounts deemed received in accordance with the definition of "Pro Forma Effect" as defined in the Existing Credit Agreement as in effect on the date hereof.
"Disposition" or "Dispose" means the sale, transfer, lease, distribution or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
"Event of Default" means a default by the Guarantor on any of its payment obligations under this Guarantee Agreement.
"Excess Fee Adjustment" means, for any Measurement Period, an amount equal to the amount by which the aggregate Fees for such Measurement Period exceed twenty percent (20%) of the total Covenant Cash Flow for such period (before any deduction therefrom for any Fees).
"Existing Credit Agreement" means the Revolving Credit Agreement, by and between the Issuer, NextEra Canadian Holdings, and NextEra US Holdings and Bank of America, N.A., as administrative agent and collateral agent, and Bank of America, N.A. (Canada Branch), as Canadian agent for the lenders and the lenders party thereto, dated as of July 1, 2014, as amended to date, and as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.
"Existing Term Loan Agreements" means the bi-lateral term loan agreements in effect as of the date hereof and entered into by NextEra US Holdings, as borrower, the Issuer, as guarantor, and the respective financial institutions parties thereto, each as amended to date, and each as may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

"Fees" means the Quarterly Fee Amount (as defined in the Management Services Agreement), the Additional Fee Amount (as defined in the Management Services Agreement), the IDR Fee (as defined in the Management Services Agreement) and the Credit Support Fee (as defined in the Cash Sweep and Credit Support Agreement) as required pursuant to the Cash Sweep and Credit Support Agreement and the Management Services Agreement.
"Funded Debt" means, as of the date of any determination thereof, the following (without duplication) with respect to any Person, determined on a consolidated basis in accordance with generally accepted accounting principles (other than as consolidated on the balance sheet of such Person solely as a result of the operation of the variable interest entity provisions in FASB ASC 810, and without giving effect to any change to Funded Debt or equity as a result of the operation of FASB ASC 715):
(1)    all indebtedness for borrowed money (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);
(2)    all obligations evidenced by bonds, indentures, notes and other similar instruments;
(3)    all obligations with respect to the deferred purchase price of property (other than as described in clause (4) below and other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) to the extent that such obligations are absolute and fixed and not subject to any right of cancellation by such Person and/or any of its Subsidiaries;
(4)    all obligations with respect to construction services to be performed, but only to the extent such obligations have become due and owing as of the date of any such determination pursuant to the provisions of the specific agreement evidencing such obligations;
(5)    all obligations of such Person and its Subsidiaries as lessee under (a) Capitalized Leases and (b) Synthetic Lease Obligations;
(6)    all liabilities secured by any Lien on any property owned by such Person or any of its Subsidiaries;
(7)    all obligations, contingent or otherwise, of such Person and its Subsidiaries in respect of acceptances, letters of credit or similar extensions of credit;
(8)    all net obligations under Swap Contracts in an amount equal to the Swap Termination Value thereof;
(9)    any Mandatorily Redeemable Stock of such Person and its Subsidiaries (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference and the amount payable upon redemption of such Mandatorily Redeemable Stock);
(10)    any liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; and
(11)    guarantees of obligations of the type described in any of clause (1) – clause (10) of this definition, but only to the extent of the indebtedness guaranteed thereby which is then outstanding as of the date of any such determination pursuant to the provisions of the agreement in respect of which such obligation exists or arises.
"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if any operating lease would be re-characterized as a capital lease due to changes in the accounting treatment of such operating leases under GAAP since the date hereof, then solely with respect to the accounting treatment of any such lease, GAAP shall be interpreted as it was in effect on the date hereof.
"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
"Guarantee Trustee" means The Bank of New York Mellon until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means such Successor Guarantee Trustee.
"Guaranteed Securities" means all of the Securities other than the Securities that, by their terms, are expressly not entitled to the benefit of this Guarantee Agreement. For the avoidance of any doubt, the 4.25% Senior Notes due 2024 and the 4.50% Senior Notes due 2027 issued by the Issuer on the date hereof shall be deemed to be Guaranteed Securities.
"Holder" means a Person in whose name a Guaranteed Security is registered in the Security Register (as defined in the Indenture).
"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)    (i) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability; (ii) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (iii) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.
"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, except as provided in clause (5) below), whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)    in respect of banker's acceptances;
(4)    representing Capital Lease Obligations in respect of sale and leaseback transactions;
(5)    representing the balance of deferred and unpaid purchase price of any property or services with a scheduled due date more than six months after such property is acquired or such services are completed; or
(6)    representing the net amount owing under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.
In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person; provided that the amount of such Indebtedness shall be deemed not to exceed the lesser of the amount secured by such Lien and the value of the Person's property securing such Lien.
“Indenture” means that certain Indenture, dated as of September 25, 2017, from the Issuer to The Bank of New York Mellon, a New York banking corporation, as trustee (the “Indenture

Trustee”), as it may from time to time be supplemented or amended by one or more Board Resolutions (as defined in the Indenture), Officer’s Certificates (as defined in the Indenture), and indentures supplemental thereto entered into pursuant to the applicable provisions thereof and shall include the terms of particular series of Securities established as contemplated by Section 301 thereof.
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
"Lien" means any mortgage, pledge, lien, security interest or other charge or encumbrance with respect to any present or future assets of the Person referred to in the context in which the term is used.
"List of Holders" shall have the meaning ascribed to that term in Section 2.02.
"Management Services Agreement" means the Second Amended and Restated Management Services Agreement dated as of August 4, 2017 entered into among the Issuer, the Guarantor, NextEra Energy Operating Partners GP, LLC, and NextEra Energy Management Partners, LP as in effect on the date hereof.
"Mandatorily Redeemable Stock" means, with respect to any Person, any share of such Person's capital stock to the extent that it is (1) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any indebtedness or other liability of such Person, (a) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (b) at the option of any Person other than such Person, or (c) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (2) presently convertible into Mandatorily Redeemable Stock.
"Measurement Period" means, at any date of determination, the most recently completed four fiscal quarters of the Issuer or NextEra US Holdings, as applicable, for which financial statements are available.
“Moody’s” means Moody’s Investors Service, Inc. or any successor entity.
"NEP OpCo Adjusted Covenant Cash Flow" means, at any date of determination, the Covenant Cash Flow for the Measurement Period for which such determination is being made, minus the Excess Fee Adjustment for such period.

"NextEra Canadian Holdings" means NextEra Energy Canada Partners Holdings, ULC.
"NextEra US Holdings" means NextEra Energy US Partners Holdings, LLC.
“Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities (including Guarantees) payable under the documentation governing any Indebtedness.
"Officer's Certificate" means a certificate signed by an Authorized Officer and delivered to the Guarantee Trustee. Any Officer's Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:
(i)    a statement that the each Person signing such Officer's Certificate has read such covenant or condition and the definitions relating thereto;
(ii)    a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in such Officer's Certificate are based;
(iii)    a statement that, in the opinion of each such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(iv)    a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.
“OpCo Funded Debt” means, as of the date of any determination, Funded Debt of the Issuer and its Subsidiaries (but not including any Funded Debt of the Project Companies that is not otherwise guaranteed by the Issuer or any Guarantor).
"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof, or any other entity of whatever nature.
"Project Company" means each direct or indirect Subsidiary or any joint venture of the Issuer, NextEra US Holdings or NextEra Canadian Holdings that is created or acquired by the Issuer, NextEra US Holdings or NextEra Canadian Holdings and is the direct or indirect owner or lessee, or intended to become the direct or indirect owner, lessee or developer of all or any portion of any generating, transmission, distribution or other operating assets, or assets relating thereto (in each such case, a "Project"), together with the direct and indirect parents and subsidiaries of such Person, but excluding the Issuer, NextEra US Holdings and any direct or indirect owner of any Equity Interest in the Issuer, NextEra US Holdings or NextEra Canadian Holdings.

"Responsible Officer" means, with respect to the Guarantee Trustee, any vice-president, any assistant vice-president, any assistant secretary, senior associate, associate, any assistant treasurer, any trust officer or assistant trust officer or any other officer of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Guarantee Agreement.
"Security Registrar" shall have the meaning set forth for such term in the Indenture.
“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor entity.
"Subsidiary" means, with respect to any specified Person:
(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
For the avoidance of doubt, references to the Subsidiaries of the Guarantor shall be deemed to include the Issuer and its Subsidiaries regardless of the voting power of the Issuer’s Capital Stock held by the Guarantor.
“Subsidiary Guarantee” means, with respect to any series of Guaranteed Securities, each Subsidiary Guarantor’s Guarantee of the Issuer’s Obligations under the Indenture and the Guaranteed Securities pursuant to the terms of the Indenture and such Subsidiary Guarantor’s Guarantee Agreement.
“Subsidiary Guarantor” means any Subsidiary of the Guarantor or the Issuer that Guarantees the Guaranteed Securities pursuant to the terms of the Indenture and the Guaranteed Securities.
"Successor Guarantee Trustee" means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.01.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the immediately preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
"Synthetic Lease Obligation" means the monetary obligation of the Issuer or NextEra US Holdings, as applicable, or any of its Subsidiaries under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute, as in effect at such time.
ARTICLE II
TRUST INDENTURE ACT
2.01    Trust Indenture Act; Application.

(a)    This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required or deemed to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions; and
(b)    If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.
2.02    Lists of Holders of Guaranteed Securities.
(a)    The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (a) semiannually, not later than June 1 and December 1 in each year, commencing December 1, 2017 a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders in possession or control of the Issuer or any of its paying agents ("List of Holders") as of a date not more than 15 days prior to the delivery thereof, and (b) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished; provided that, the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor or the Issuer; and provided, further, that the Guarantor shall not be obligated to provide such List of Holders so long as the Guarantee Trustee shall be the Security Registrar. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.
(b)    The Guarantee Trustee shall comply with its obligations under Section 311(a) of the Trust Indenture Act, subject to the provisions of Section 311(b) and Section 312(b) of the Trust Indenture Act.
2.03    Reports by Guarantee Trustee. Not later than July 15 of each year, commencing July 15, 2018, the Guarantee Trustee shall provide to the Holders such reports, if any, as are required by Section 313(a) of the Trust Indenture Act in the form and in the manner provided by Section 313(a) of the Trust Indenture Act. Any reports required by Section 313(a) of the Trust Indenture Act shall be dated as of April 15 of the year in which such report is delivered. The Guarantee Trustee shall also comply with the requirements of Sections 313(b), (c) and (d) of the Trust Indenture Act.
2.04    Periodic Reports by Guarantor. The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act, and shall deliver to the Guarantee Trustee the compliance certificate required by Section 314(a)(4) of the

Trust Indenture Act, each in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.
2.05    Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with any conditions precedent provided for in this Guarantee Agreement as and to the extent required by Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) of the Trust Indenture Act may be given in the form of an Officer's Certificate.
2.06    Events of Default; Waiver. Unless otherwise provided in the Indenture with respect to any series of Guaranteed Securities, the Holders of all outstanding Guaranteed Securities of any series may, by vote, waive any past Event of Default and its consequences regarding such series of Guaranteed Securities. Upon such waiver, any such Event of Default regarding such series of Guaranteed Securities shall cease to exist, and any such Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.
2.07    Event of Default; Notice.
(a)    The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, or, in the case the Guaranteed Securities are held in global form, in accordance with the applicable procedures of the Depositary (as defined in the Indenture), to the Holders, notices of all Events of Default known to the Guarantee Trustee, unless such defaults have been cured or waived before the giving of such notice, provided that the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.
(b)    The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless a Responsible Officer charged with the administration of this Guarantee Agreement shall have actual knowledge of the Event of Default or written notice of such Event of Default shall have been given to the Guarantee Trustee by the Guarantor or by any Holder of Guaranteed Securities.
2.08    Conflicting Interests. The Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.
ARTICLE III
POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

3.01    Powers and Duties of Guarantee Trustee.
(a)    This Guarantee Agreement shall not transfer any rights hereunder to any Person except to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, and such vesting shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.
(b)    The Guarantee Trustee, prior to the occurrence of any Event of Default and after the curing or waiving of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants or obligations shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.06), and is actually known to a Responsible Officer of the Guarantee Trustee or written notice of such Event of Default has been given to the Guarantee Trustee by the Guarantor or by any Holder of Guaranteed Securities, the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
(c)    No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)    prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:
(A)    the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement, and no implied covenants or obligations shall be read into this Guarantee Agreement against the Guarantee Trustee; and
(B)    in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);
(ii)    the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;
(iii)    the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in aggregate principal amount of outstanding Guaranteed Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and
(iv)    no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity, reasonably satisfactory to the Guarantee Trustee, against such risk or liability is not reasonably assured to it.
(d)    Whether or not therein expressly provided, every provision of this Guarantee Agreement relating to the conduct or affecting the liability of or affording protection to the Guarantee Trustee shall be subject to the provisions of Sections 3.01(b) and 3.01(c).
3.02    Certain Rights of Guarantee Trustee.
(a)    Subject to the provisions of Section 3.01:
(i)    the Guarantee Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

(ii)    as between the parties hereto, the Guarantee Trustee agrees to accept and act upon instructions or directions pursuant to this Guarantee Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. In the absence of gross negligence or willful misconduct, the Guarantee Trustee’s understanding of any such instructions or directions as may be given by the Guarantor pursuant to this paragraph shall be deemed controlling. The Guarantee Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Guarantee Trustee’s reliance upon and compliance with such instructions or directions notwithstanding that such instructions or directions conflict or are inconsistent with a subsequent written instruction or direction received by the Guarantee Trustee after it has acted in compliance with the prior unsecured e-mail, facsimile transmission, or direction or instruction provided by other similar unsecured electronic methods. The Guarantor providing electronic instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Guarantee Trustee, including without limitation the risk of the Guarantee Trustee acting on unauthorized instructions or directions, and the risk of interception and misuse of such electronic instructions or direction by third parties;
(iii)    any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officer's Certificate;
(iv)    whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officer's Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor;
(v)    the Guarantee Trustee may consult with counsel of its choice, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on such advice or opinion; such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees; the Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction;
(vi)    the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee

Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.02(a)(v) shall be taken to relieve the Guarantee Trustee of its obligation under the last sentence of Section 3.01(b) to exercise the rights and powers vested in it by this Guarantee Agreement;
(vii)    the Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;
(viii)    the Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;
(ix)    whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (1) may request instructions from the Holders of a majority in aggregate principal amount of outstanding Guaranteed Securities of any one or more series to which such instruction relates, (2) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (3) shall be protected in relying on or acting in accordance with such instructions;
(x)    the Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (including any financing or continuation statement or any tax or securities form) (or any rerecording, refiling or re-registration thereof);
(xi)    the Guarantee Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Guarantee Agreement;

(xii)    in no event shall the Guarantee Trustee be responsible or liable for consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of proceeding brought against the Guarantee Trustee; and
(xiii)    in no event shall the Guarantee Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Guarantee Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to (1) resume performance as soon as practicable under the circumstances; and (2) maintain its computer (hardware and software) services in good working order.
(b)    No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty.
3.03    Not Responsible for Recitals of Guarantee Agreement.
The recitals contained in this Guarantee Agreement shall be taken as the statements of the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Guarantee Agreement except that it is duly authorized and qualified to enter into and perform its responsibilities under this Guarantee Agreement.

ARTICLE IV
GUARANTEE TRUSTEE

4.01    Guarantee Trustee; Eligibility.
(a)    There shall at all times be a Guarantee Trustee which shall:
(i)    not be an Affiliate of the Guarantor; and
(ii)    be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.01(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
(b)    If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.01(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.03(c).
(c)    If the Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.
4.02    Compensation and Reimbursement. The Guarantor agrees:
(a)    to pay the Guarantee Trustee from time to time such compensation as the Guarantor and the Guarantee Trustee shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);
(b)    except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Guarantee Trustee in accordance with the provisions of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except to the extent that any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith; and
(c)    to indemnify the Guarantee Trustee and hold it harmless from and against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance of the trust or trusts hereunder or the performance of its duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith.
As security for the performance of the obligations of the Guarantor under this Section, the Guarantee Trustee shall have a lien prior to that of the Guaranteed Securities upon all property and funds held or collected by the Guarantee Trustee as such other than property and funds held in trust for the payment of principal, premium (if any) or interest on particular obligations of the Guarantor under this Guarantee Agreement. “Guarantee Trustee” for purposes of this Section 4.02 shall include any predecessor Guarantee Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Guarantee Trustee hereunder shall not affect the rights of any other Guarantee Trustee hereunder.
The provisions of this Section shall survive the termination of this Guarantee Agreement.
4.03    Appointment, Removal and Resignation of Guarantee Trustee.
(a)    Subject to Section 4.03(b), unless an Event of Default shall have occurred and be continuing, the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.
(b)    The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.
(c)    The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d)    If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.03 within 30 days after delivery to the Guarantor of an instrument of resignation or removal, the Guarantee Trustee resigning or being removed may, at the expense of the Guarantor, petition any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.
(e)    The Guarantor shall give notice of each resignation and each removal of the Guarantee Trustee and each appointment of a successor Guarantee Trustee to all Holders in the manner provided in Section 6.05 hereof. Each notice shall include the name of the successor Guarantee Trustee and the address of its Corporate Trust Office.
(f)    No Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Guarantee Trustee.
ARTICLE V
GUARANTEE

5.01    Guarantee. The Guarantor hereby absolutely and unconditionally guarantees to the Indenture Trustee, prompt and full payment, when and as the same may become due and payable, whether upon acceleration, redemption or stated maturity, according to their terms and the terms of the Indenture and any indenture supplement, Officer’s Certificate or Board Resolution, of the principal, interest and premium, if any, due on each of the Guaranteed Securities outstanding at any time, but only in the case of a failure of the Issuer to pay or provide for punctual payment of any such amounts on or before the expiration of any applicable grace periods. The Guarantor hereby agrees that its obligations under this Guarantee Agreement constitute a guarantee of payment when due and not of collection.
5.02    Waiver and Payments. The Guarantor hereby waives demand of payment, presentment, protest and notice of protest, non-payment, default or dishonor on any and all of the Guaranteed Securities. Payments by the Guarantor to the Indenture Trustee for the account of the Holders pursuant to this Guarantee Agreement shall be made at the main corporate trust office of the Indenture Trustee, which as of the date hereof is located at 101 Barclay Street, New York, New York 10286, in lawful money of the United States of America.
5.03    Absolute and Unconditional. The Guarantor hereby agrees that its obligations hereunder shall be absolute and shall be complete and binding. This Guarantee Agreement contains the full agreement of the Guarantor and is not subject to any oral conditions.
The Guarantor agrees that the obligations of the Guarantor set forth in this Guarantee Agreement shall not be subject to any counterclaim, set off, deduction, recoupment, or suspension,

or released, discharged or in any way affected or impaired by, any circumstances or conditions whatsoever, including, without limitation, any invalidity, irregularity or unenforceability of any Guaranteed Securities or the Indenture, any failure to enforce the provisions of such Guaranteed Securities or the Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders of such Guaranteed Securities or the Indenture Trustee or any other circumstances or condition which may otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties. Without limiting the generality of the foregoing, the Guarantor agrees that (a) repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Issuer shall default under or fail to make payments when due under the Indenture and that, notwithstanding the recovery hereunder for or in respect of any given default or failure to so comply by the Issuer under the Indenture, this Guarantee Agreement shall remain in force and effect and shall apply to each and every subsequent default, and (b) in the event that any payment guaranteed hereunder is made by the Issuer, and thereafter all or any part of such payment is recovered from the Guarantee Trustee, the Indenture Trustee or any Holder of Guaranteed Securities upon the insolvency, bankruptcy or reorganization of the Issuer, the liability of the Guarantor hereunder with respect to such payment so paid and recovered shall continue and remain in full force and effect as if, to the extent of such recovery, such payment had not been made.
If (x) an event permitting a declaration of acceleration under Section 802 of the Indenture shall at any time have occurred and be continuing, (y) the Holders of not less than 33% in principal amount of all outstanding Guaranteed Securities, or not less than 33% in principal amount of all outstanding Guaranteed Securities of the series to which the Event of Default relates, as applicable, have made, or have attempted to make, such a declaration of acceleration, and (z) such declaration of acceleration, or any consequences thereof provided in the Indenture, shall at any time be prevented by reason of the pendency against the Issuer of a case or proceeding under any bankruptcy or insolvency law, the Guarantor agrees that, solely for purposes of this Guarantee Agreement and its obligations hereunder, such declaration of acceleration shall be deemed to have been made, with all the attendant consequences as provided in the Indenture as if declaration of acceleration and the consequences thereof had been accomplished in accordance with the terms of the Indenture.
5.04    Waiver of Notice. The Guarantor hereby expressly waives notice from the Indenture Trustee of its acceptance and reliance on this Guarantee Agreement.
5.05    Duration. The obligations hereunder shall be continuing and irrevocable until the date upon which all of the outstanding Guaranteed Securities have been, or have been deemed pursuant to the provisions of Article Seven of the Indenture to have been, fully paid and performed.
If, in accordance with the last paragraph of Section 701 of the Indenture, any Guaranteed Securities are retroactively deemed not to have been paid, and any satisfaction of the Issuer's indebtedness in respect thereof is retroactively deemed not to have been effected, the obligations of the Guarantor hereunder shall be deemed retroactively not to have been terminated or discharged.
5.06    Certain Rights, Remedies and Powers of Guaranteed Persons. The Guarantee Trustee, the Indenture Trustee and the Holders of Guaranteed Securities shall have all of the rights and remedies available under applicable law and may proceed by appropriate court action to enforce the terms hereof and to recover damages for the breach hereof. Each and every remedy of each such Person shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of any such Person, the Guarantor may be joined in any action or proceeding commenced by such Person against the Issuer in respect of any obligations under this Guarantee Agreement, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that any remedy or claim against the Issuer be first asserted, prosecuted or exhausted.
5.07    Delays. No failure, omission or delay on the part of the Guarantee Trustee or the Indenture Trustee in exercising any of their respective rights hereunder or in taking any action to collect or enforce payment of any obligation to which this Guarantee Agreement applies, against the Issuer, shall operate as a waiver of any such right or in any manner prejudice the rights of the Guarantee Trustee or the Indenture Trustee against the Guarantor.
5.08    Covenants of the Guarantor.
(a)    The Guarantor will not, and will not permit any Subsidiary Guarantor to, create or permit to exist any Lien upon any property or assets, including Equity Interests issued by the Issuer or any Subsidiary Guarantor, in order to secure any Indebtedness of the Guarantor, the Issuer or such Subsidiary Guarantor without providing for the Guaranteed Securities to be equally and ratably secured with (or prior to) any and all such Indebtedness and any other Indebtedness similarly entitled to be equally and ratably secured, for so long as such Indebtedness is so secured; provided, however, that this restriction will not apply to, or prevent the creation or existence of:
(i)    purchase money liens or purchase money security interests upon or in any property acquired by the Guarantor, the Issuer or such Subsidiary Guarantor in the ordinary course of business to secure the purchase price or construction cost of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property or construction of improvements on such property;
(ii)    Liens existing on property acquired by the Guarantor, the Issuer or such Subsidiary Guarantor at the time of its acquisition, provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than the property so acquired;
(iii)    Liens securing Funded Debt recourse for which is limited to specific assets of the Guarantor, the Issuer or such Subsidiary Guarantor created for the purpose of financing the acquisition, improvement or construction of the property subject to such Liens;
(iv)    the replacement, extension or renewal of any Lien permitted by clauses (i) through (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in the direct or indirect obligor) of the Indebtedness secured thereby;
(v)    Liens upon or with respect to margin stock;
(vi)    to the extent constituting Liens on Indebtedness, the rights of the parties to the Cash Sweep and Credit Support Agreement and the Management Services Agreement to borrow cash from the Guarantor or any Subsidiary;
(vii)    Liens securing Funded Debt of the Issuer or such Subsidiary Guarantor (including Indebtedness pursuant to the Existing Credit Agreement and the Existing Term Loan Agreements (including any secured Hedging Obligations)) that ranks no more senior in right of payment (irrespective of such Liens) than pari passu with the Guaranteed Securities; provided that as of the date of incurrence of any such Funded Debt, and after giving effect thereto, the aggregate principal amount of all Funded Debt of the Issuer or such Subsidiary Guarantor then outstanding that is secured by Liens granted by the Issuer and the Subsidiary Guarantors or any of them shall not exceed the greater of (a) $1,000,000,000 and (b) the amount that would cause the OpCo Secured Leverage Ratio to exceed 4.0:1.0; and
(viii)    any other Liens (other than Liens described in clauses (i) through (vii) above, if the aggregate principal amount of the indebtedness secured by all such Liens and security interests (without duplication) does not exceed in the aggregate $10,000,000 at any one time outstanding;
provided that (x) the aggregate principal amount of the indebtedness secured by the Liens described in clauses (i) through (iii) above, inclusive, shall not exceed the greater of the aggregate fair value, the aggregate purchase price or the aggregate construction cost, as the case may be, of all properties subject to such Liens and (y) in no event shall the Issuer or any of its Subsidiaries create or permit to exist any Lien on the Equity Interests of NextEra Canadian Holdings.
For the purposes hereof, "OpCo Secured Leverage Ratio" means, as of any date of determination, the ratio of (a) OpCo Funded Debt that is secured by Liens granted by the Issuer and the Subsidiary Guarantors, or any of them, to (b) the NEP OpCo Adjusted Covenant Cash Flow. Notwithstanding anything herein to the contrary, when calculating the OpCo Secured Leverage Ratio, the Swap Termination Value of all Swap Contracts of the Issuer and the Subsidiary Guarantors then outstanding shall be excluded from the calculation of OpCo Funded Debt.
(b)    With respect to any Guaranteed Securities, the Guarantor covenants and agrees to comply with any provision in the Indenture requiring the Guarantor to take or refrain from taking actions that are specifically contemplated to be observed or performed by the Guarantor, including, without limitation, Section 1102 of the Indenture, which provisions are hereby incorporated by reference herein.
5.09    Release of Guarantee Agreement. With respect to any series of Guaranteed Securities, this Guarantee Agreement and all obligations of the Guarantor hereunder shall be released automatically and without any further action:
(a)    upon repayment in full of such series of Guaranteed Securities;
(b)    upon defeasance or satisfaction and discharge of such series of Guaranteed Securities as provided in Article Seven of the Indenture; or
(c)    upon the prior consent of Holders of at least two-thirds in aggregate principal amount of such series of Guaranteed Securities then Outstanding.
ARTICLE VI
MISCELLANEOUS
6.01    Amendments. This Guarantee Agreement may only be amended by an instrument in writing duly executed by the Guarantor and the Guarantee Trustee. Except with respect to any changes that do not materially adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior written approval of the Holders of a majority in aggregate principal amount of outstanding Guaranteed Securities; provided that (a) no such amendment shall be inconsistent with Article TWELVE of the Indenture with respect to the Guaranteed Securities or this Guarantee Agreement and (b) the right of any Holder to receive payment under this Guarantee Agreement on the due date of the Guaranteed Securities held by such Holder, or to institute suit for the enforcement of such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.
6.02    Waiver of Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guarantee Agreement until all of the Obligations in respect of the Guaranteed Securities and any amounts payable under this Guarantee Agreement have been indefeasibly paid and performed in full.
6.03    Usurious Interest. It is not the intention of the Guarantee Trustee nor the Guarantor to obligate the Guarantor to pay interest in excess of that legally permitted to be paid by the Guarantor under applicable law and should it be determined that the Guarantor is required to pay usurious interest on any Guaranteed Security, the obligations of the Guarantor shall be limited to paying the maximum rate permitted under said applicable law. This provision shall not limit in any respect, other than the payment of such interest as may be usurious, the obligation of the Guarantor to pay the principal amount due plus other amounts due on the Guaranteed Securities.
6.04    Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Guaranteed Securities then outstanding; provided, however, that, the obligations of the Guarantor under this Guarantee Agreement may not be assigned or otherwise transferred without the prior written consent of the Guarantee Trustee and the Indenture Trustee (acting at the direction of the Holders of a majority of the aggregate principal amount of Guaranteed Securities) except pursuant to any merger, consolidation, conveyance or other transfer that would not constitute an Event of Default under, and as defined in, the Indenture, in which case no such prior written consent shall be required.
6.05    Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:
(a)    if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice of to the Guarantee Trustee and the Holders of the Guaranteed Securities:

NextEra Energy Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408 Facsimile No: (561) 694-3707 Attention: Treasurer
(b)    if given to the Issuer, at the Issuer's address set forth below or such other address as the Issuer may give notice of to the Guarantee Trustee and the Holders: :

NextEra Energy Operating Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408 Facsimile No: (561) 694-3707 Attention: Treasurer
(c)    if given to the Guarantee Trustee, to the address set forth below or such other address as the Guarantee Trustee may give notice of to the Guarantor and the Holders of the Guaranteed Securities:

The Bank of New York Mellon 101 Barclay Street New York, New York 10286 Facsimile No: (212) 815-5915 Attention: Corporate Trust Administration
(d)    if given to the Indenture Trustee, to the address set forth below or such other address as the Indenture Trustee may give notice of to the Guarantor and the Holders of the Guaranteed Securities:

The Bank of New York Mellon 101 Barclay Street New York, New York 10286 Facsimile No: (212) 815-5915 Attention: Corporate Trust Administration
(e)    if given to any Holder, at the address set forth on the books and records of the Issuer.
All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.
6.06    Benefit. This Guarantee Agreement is solely for the benefit of the Indenture Trustee and the Guarantee Trustee for the benefit of the Holders and, subject to Section 3.01(a), is not separately transferable from the Guaranteed Securities.
6.07    No Fraudulent Conveyance. The Guarantor confirms that it is its intention that the guarantee contained in Article V not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar Law, the Uniform Fraudulent Conveyance Act or any similar federal or state Law. To effectuate the foregoing intention, the Guarantor hereby irrevocably agrees that its obligations hereunder shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to applicable law, result in its obligations hereunder in such maximum amount not constituting a fraudulent transfer or conveyance.
6.08    Governing Law. This Guarantee Agreement shall be governed by and construed in accordance with the laws of the State of New York.
6.09    Separability. Wherever possible, each provision of this Guarantee Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guarantee Agreement.
6.10    WAIVER OF JURY TRIAL. EACH OF THE GUARANTOR AND THE GUARANTEE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.
6.11    Counterpart Originals. This Guarantee Agreement may be executed in any number of counterparts (which may be delivered by any standard form of telecommunication), each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
This instrument may be executed in any number of counterparts (which may be delivered by any standard form of telecommunication), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

THIS GUARANTEE AGREEMENT is executed, in New York, New York, as of the day and year first above written.

NEXTERA ENERGY PARTNERS, LP As Guarantor

By:	ARMANDO PIMENTEL, JR.
Name: Armando Pimentel, Jr.
Title: President

[Signature Page to NEP Guarantee Agreement (Senior Notes)]

THE BANK OF NEW YORK MELLON, As Guarantee Trustee By: LAURENCE O' BRIEN
Name: Laurence O'Brien
Title: Vice President

[Signature Page to NEP Guarantee Agreement (Senior Notes)]